Exhibit 10.02

INTERNATIONAL SERVICES CONTRACT

Date: 1st February 2013.

Between:

SWISS WATER TECH RESEARCH & DEVELOPMENT SA whose registered office is at 6a & 8 Puits Godet 6A, 2000 Neuchâtel, Switzerland and registration/fiscal number is RC NE SA 00599/2013 (hereafter referred to as the "Service Provider").

and:

Eurosport Active World Corp (EAWC Technologies) whose registered office is at 2000, Bvld Ponce de Leon, 6th Floor, 33134 Miami Florida, USA and registration/fiscal number is 650913886 (hereafter referred to as the “Customer”).

Declare that:

I.	The Service Provider's main activity is to provide Operations Management, Engineering and technical services and possesses the knowledge, human resources, infrastructure and equipment necessary to provide the required services.

II.	The Costumer is a company wishing to contract the services offered by the Service

III.	Both parties undertake to observe the following contract:

1.	Object

The Service Provider undertakes to provide the services set out in Annex 1 thereafter "the Services”) under the terms and conditions established in the present Contract.

2.	Duration

The Service Provider shall affect the Services covered by the present Contract throughout a period of FIVE years as from the signing of the present Contract. On completion of this period, unless either Party has manifestly expressed otherwise, the present Contract shall be considered renewed by both Parties.

3.	Price

The price which the Customer shall pay the Service Provider for the implementation of the Services covered by the present Contract is 35'000, — USD MONTHLY as a fixed rate plus the amount of the invoices that specific projects operations might required. This price does not include indirect taxation applicable according to the laws of the Customer's country of origin. The price shall be established according to the descriptions of Services and fees set out in Annex 1 of the present Contract. In case of amendment or extension of such services, the Customer and Service Provider undertake to negotiate new prices for the Services provided.

4.	Terms of payment

The price shall be paid according to the following terms:

The Customer Shall pay within FIVE calendar days the invoices that the Service Provider sends monthly for the Services provided over that same period.

5.	Travel Expenses

All travel expenses incurred by the Service Provider, necessary for compliance with the present Contract, shall be included in the invoice and appear in detail for the specific project.

6.	Obligations of the Service Provider

The Service Provider shall possess the infrastructure, human and technical resources necessary for the correct implementation of the Services within the term and under the conditions established in the present Contract.

The Service Provider undertakes to commence the provision of the Service no more than 10 days after the signing of the present Contract.

7.	Obligations of the Customer

The Customer undertakes to supply the Service Provider with all the information necessary for compliance with the present Contract. The Customer shall also make itself available for meetings with the Service Provider as many times as may be necessary throughout the term of the present Contract.

8.	Contacts

In order to comply with their contractual obligations, the Parties may appoint the follow persons to be responsible for the Service as well as to clarify any doubts, technical queries or incidents which may arise during the provision of Services:

- On behalf of the Service Provider: Ms. Ana Bcalriz Dorninguez Organero - Puits Godet 6A- 2000 Neuchâtel - Switzerland.

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9.	Amendments or extensions to Services

Should the Customer or Service Provider wish to make amendments or extensions to the Service covered by the present Contract at any time, both Parties must negotiate as to the limits of such amendments or extensions. All agreernents adopted through such negotiation, whether pertaining to new aspects of service or price must be set down in written form.

10.	Subcontracting

The Service Provider may sub contract to other persons or companies some of the Services set out in Annex 1 of the present Contract on condition that the Customer is informed to that end. The Service Provider shall be responsible for the actions of such subcontracted agents under the same terms as those undertaken by itself.

11	Responsibility

Either Party Shall be held responsible for negligence or default of the obligations established in the present Contract, which may cause damages or hindrance to the other Party. The Party, which suffers any sort of damage or hindrance from its counterpart, is entitled to compensation for such damages.

12.	Penalty for delays

The Service Provider shall pay the Customer the amount of 35,000 USD for each month of delay in the provision of Services covered by the present Contract.

13.	Termination of contract

Either Partv is entitled to terminate the present Contract in case of serious default of contractual obligations or in exceptional circumstances which justify its termination, such as: (a) bankruptcy or Insolvency of either Party: (b) default of important obligations, in particular the payment within the agreed period of time; (c) change of ownership of either Party which May affect the results which the other Party may reasonable expect to obtain from the present Contract. Similarly, the Contract may be terminated should the person responsible for the Service appointed by the Service Provider, MS. Ana Beatriz Dominguez Organero, no longer be employed in the company acting as Service Provider. In all cases, and as a requirement prior to the termination of the contract by either Party, the defaulting Party shall be notified as to the nature of the default and given a period of 30 calendar days thereafter in which to make good such default. After the said period, the Contract may be terminated. Where applicable the default of any contractual obligation by one Party entitles the other Party to compensation for damages caused.

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14.	Confidentiality

The Service Provider undertakes to keep strict confidentiality as to the information and documentation provided by the Customer throughout the term of the present Contract and for 1 year after its completion. Similarly, it undertakes not to reveal any knowledge or information acquired about the Customer either directly or indirectly. On completion of the present Contract, the Service Provider shall destroy all information held in any file of database, or printed or otherwise recorded in any way.

15.	Warranty

The Services Provider guarantees to the Customer that it possesses all necessary licenses and authorizations required by applicable legislation, to comply with the requirements of the present Contract. The Service Provider guarantees that it possesses an insurance policy, which covers any compensation, it may have to make to the Customer for Incorrect and/or irregular provision of Services.

16.	Legal situation

Throughout the term of the present Contract, the Customer may request the Service Provider to facilitate copies of any document certifying that the latter complies with its legal, labour and tax obligations toward the appropriate authorities or any other legally untitled third party.

17.	Amendments

No amendment or addition to the present Contract shall be valid unless agreed in writing by both Parties.

18.	Applicable law and competent Jurisdiction

The Parties shall exercises their best efforts to resolve by negotiation any dispute, controversy difference between them arising out or relating to this Contract.

If the dispute is not be resolved by direct negotiation, it will be finally settled by legal proceedings in the Courts of Switzerland, and both parties agree to submit to the jurisdiction of those Courts.

19.	Taxation

All taxation derived from the present Contract shall be met by the Parties according to the legislation of their respective countries.

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20.	Language

The whole text of the present Contract, as well as the documents derived from it, including those in the Annex, have been written in English, and is therefore considered to be the only authentic text for all legal effects.

Both Parties declare their conformity to the present Contract, which is signed on two copies, each of which is considered original.

This Contract enters into force the date written above.

Signed by a duly authorized representative of the Service Provider and of the Customer.

At Neuchâtel - Switzerland, on March 1st, 2013.

For and on behalf of the Service Provider.	For and on behalf of the Customer

/s/ Irma Velazquez	/s/ Ralph Holmeier
Irma Velazquez, CEO	Ralph Holmeier, CEO
Swiss Water Tech SA	Eurosport Active World Corp

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ANNEX 1. SERVICES COVERED BY THE CONTRACT

Description of services contracted

(i)	FINANCIAL AND ACCOUNTING MATTERS.

Service Provider shall maintain Client's general ledger, accounts receivable and accounts payable records, and Fixed asset records and provide billing and collection services. Service Provider shall also provide, or cause to be provided, to Client payroll services, including assistance with regulatory compliance matters.

(ii)	INSURANCE MATTERS.

Service Provider shall provide or cause to be provided to Client insurance with the coverage, insurers, and maximum deductibles as will be set forth later by the Client in a written notice. All such insurance policies shall add Client as an additional named insured and such insurers shall be required to provide Client with no less than 30 days prior written notice of any change or cancellation of any such insurance. In the event of any such potential change which may have a materially adverse affect on the Client, or in the event of potential cancellation, cIient shall be entitled to secure replacement insurance at its own cost.

(iii)	IT SERVICES.

Service Provider shall provide certain general information technology services and infrastructure including assistance with installation, and maintenance of telephonic and computer equipment. Service Provider shall also provide Client with the use of Service Provider's existing and future telephone automatic call distribution networks and systems and email systems. Service Provider shall provide such technical support and maintenance as Client reasonably requests for Client and its clients.

(iv)	WEB HOSTING AND MAINTENANCE OF CLIENT WEB SITE.

Service Provider will provide Web hosting and maintenance services for the Client Web Site. In consideration of hosting and maintaining the Client Web Site, Client transfers to the Service Provider the right to use the Client Web Site as its own Web site in its efforts to resell the Client Products.

(v)	CUSTOMER SUPPORT.

Service Provider shall provide and perform such services related to technical assistance to Client's End Users Customers and Distributors, customer training and any other tasks relating to servicing the Client’s Customers and Distributors.

(vi)	SUPPLY CHAIN MANAGEMENT.
Service Provider shall provide and perform such services related to the delivery of physical EAWC packages to other Client’s Distributors or End-Users Customers; provided that the cost of these services to Client will equal Administrative Services compensation plus other direct costs and expenses related to packaging and shipping.

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(vii)	DEVELOPMENT SUPPORT
Service Provider shall perform such specific consulting projects and research projects for EAWC Business development, from time to time, as shall requested by the Client and upon such terms as may be agreed upon between the Client and Service Provider; provided that the cost of these services to Client will equal Service Provider’s salary and benefits costs for the employee-developers and others direct costs and expenses, plus [15%].

(viii)	OTHER SERVICES PROVIDED by Service Provider.
Service Provider shall provide and perform such other services, as shall be requested by the Client and agreed upon between the Client and Service Provider, from time to time, at such price and on such terms as agreed.

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